                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-41406


                             Prospectus Supplement
                      (To Prospectus dated August 4, 2000)

                          [Company LOGO Appears Here]

                                  $100,000,000

              7% Convertible Subordinated Notes due April 15, 2007 AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                                ________________

     This prospectus supplement relates to the resale by the holders of ACT Manufacturing, Inc. 7% Convertible Subordinated Notes Due April 15, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated August 4, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

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                                                 Principal Amount at
                                                  Maturity of Notes                                  Number of Shares of
                                             Beneficially Owned That May     Percentage of Notes      Common Stock That
                   Name                                Be Sold                   Outstanding             May Be Sold
----------------------------------------------------------------------------------------------------------------------------------
Kentfield Trading, Ltd.                              $2,825,000                    2.8250%                 65,850

                              ____________________
           The Date Of This Prospectus Supplement Is April 18, 2001.